Exhibit 10.3

August 3, 2006

Stephen C. Costalas, Esq.

Re:	Amendment to Severance Agreement dated December 2, 2004 and amended November 3, 2005 between Pharmacopeia Drug Discovery, Inc. (“Pharmacopeia”) and Stephen C. Costalas (the “Agreement”)

Dear Mr. Costalas:

Reference is made to the Agreement.

In consideration of your continued employment by Pharmacopeia, Pharmacopeia and you hereby agree to amend and restate Section 3(a) (Taxes—General) of the Agreement in its entirety as follows:

Section 3(a)

“3.  TAXES.  (a)  General.  Employee will be responsible for the payment of any tax liability incurred as a result of this Agreement.  The Company may withhold tax on any payments or benefits provided to Employee as required by law or regulation.  Notwithstanding anything herein to the contrary, if any payments due under this Agreement would subject the Employee to any tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) if such payments were made at the time otherwise provided herein, then the payments that cause such taxation shall be payable in a single lump sum on the first day which is at least six months after the date of the Employee’s “separation of service” as set forth in Code Section 409A and the regulations issued thereunder.”

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If you are in agreement with the terms of this letter agreement please sign below and return one copy to my attention.

Very truly yours,

/s/ Leslie J. Browne, Ph.D.

Leslie J. Browne, Ph.D.
President and Chief Executive Officer

ACKNOWLEDGED, AGREED AND
ACCEPTED THIS 3RD DAY OF
AUGUST, 2006

/s/ Stephen C. Costalas
Stephen C. Costalas
Executive Vice President and
General Counsel